CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 5, 2023, relating to the financial statements and financial highlights of LeaderShares® Activist Leaders® ETF, LeaderShares® AlphaFactor® Tactical Focused ETF, LeaderShares® AlphaFactor® US Core Equity ETF, LeaderShares® Equity Skew ETF, and LeaderShares® Dynamic Yield ETF (the “Funds”), each a series of Two Roads Shared Trust, for the year ended October 31, 2022, and to the references to our firm under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Dislcosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 23, 2023